Exhibit 5.1

November 13, 2015

KKR & Co. L.P.

9 West 57th Street

Suite 4200

New York, New York 10019

RE:              KKR & Co. L.P. Registration Statement on Form S-3 under the Securities Act of 1933 (as it may be amended from time to time, the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement registering the resale from time to time of up to 2,634,674 common units representing limited partner interests in the Partnership (the “Common Units”) by the selling unitholders named therein (the “Selling Unitholders”), as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.  In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies, of such agreements, instruments, documents and records of the Partnership and its general partner, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Partnership and its general partner and others as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies.  As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of certificates and oral or written statements and other information of or from public officials and representatives of the Partnership and its general partner.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Common Units are validly issued and holders of the Common Units will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Common Units.

We have assumed that the Partnership’s limited partners will not participate in the control of the business of the Partnership, and we note that a limited partner is subject to an obligation to repay any funds wrongfully distributed to it.

The opinion expressed herein is limited to the Delaware Revised Uniform Limited Partnership Act as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein.  The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This letter is given only as of the date and time of effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this letter after such date and time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus and in any Prospectus Supplement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP